Exhibit 10.1

PATENT LICENSE AGREEMENT
August 14, 2009

This PATENT LICENSE AGREEMENT (this "Agreement"), dated August 14, 2009, (the "Effective Date") is made and entered into by and between United American, Inc., a corporation (hereinafter the "Licensor"), and Flameret, Inc., a company organized under the laws of The Nevada (hereinafter the "Licensee").

WHEREAS, Licensor is the owner of technology covered by certain Patent Rights (as hereinafter defined) as a result of an Assignment, as of the date hereof, of such Patent Rights (the "Assignment").

WHEREAS, as a condition to said Assignment, Licensor has agreed to grant an exclusive right and license to Licensee for unrestricted exploitation of the Patent Rights  in order to continue to develop, manufacture, have manufactured, market, offer for sale and sell certain product compositions and to sublicense existing third party licensees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1 As used in this Agreement, the capitalized terms set forth herein shall have the following meanings:

(a) "LICENSED PRODUCTS" means (i) any product composition which if made, used or sold by Licensee, in the absence of the rights and license granted under this Agreement, would infringe one or more claims of the Patent Rights, or (ii) any method, process, procedure or technique, which if used or provided by Licensee, in the absence of the rights and license granted under this Agreement, would infringe one or more claims of the Patent Rights.

(b) "PATENT RIGHTS" means (i) the patents (the "Patents") acquired on May 18, 1988, by United American Inc. (UAI)  patent #4,961,865 (fire extinguishing solutions for extinguishing phosphorus and metal fire) and patent #4,950,410 from the inventor Edmund Pennartz and the patent applications (the "Patent Applications") and (ii) any counterpart patents or patent applications that are equivalents of the Patents or Patent Applications issued, granted or filed in any country other than the original filing country (the "Counterpart Patents"), including without limitation any continuation, continuation-in-part, divisional, reexamination, reissue or any other such patent right of the Patents or Patent Applications not expressly set forth herein as of the Effective Date; but exclusive of any continuation, continuation-in-part, divisional, reexamination, reissue or any other such patent right of the Patents or Patent Applications that are filed in Licensor's sole discretion after the Effective Date.

1.2  TERM

Shall mean the term of this Agreement as further defined as beginning on August 14, 2009 and continuing through August 14, 2023.  The aforesaid exclusive license under Licensed Patent Applications, Licensed Patents and shall last for a period ending on the expiration date of the last to expire Licensed Patent or  for a period of fifteen (15) years from the date of this Agreement.

2. LICENSE GRANT

2.1 Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, an exclusive, worldwide license, with the right to sublicense, under the Patent Rights to make, have made, use, offer for sale and sell Licensed Products.

2.2 Prior to the Assignment, Licensee had granted to certain third parties the right and license to practice certain of the Patent Rights. All of these prior assignments have been terminated with sublicense and third parties in accordance with the terms of any prior agreement between Licensee and such third party.

2.3 Licensor shall not be restricted in any form and is authorized to use all patent rights, studies, test, and research material in regard to the two patents.

3. MARKING

3.1 Licensee agrees to lawfully mark all Licensed Products (or their containers or labels) with a proper patent marking based on the Patent Rights pursuant to the U.S. Code Title 35 or any other international marking requirements.

4. PROSECUTION AND MAINTENANCE

4.1 Licensor may, as it determines in its sole discretion: (a) prosecute any and all U.S. and foreign patent applications included in or related to the Patent Rights (the "Prosecution"); and (b) pay maintenance or annuity fees of any and all U.S. and foreign patents which result from the Patent Rights (the "Maintenance"). Upon Licensee's written request, Licensor will furnish copies of specifically requested Patent Rights-related documents to Licensee.

4.2 In the event Licensor decides not to pursue Prosecution or Maintenance of any of the Patent Rights, Licensor shall provide reasonable notice to Licensee thereof. If Licensee desires, at its sole cost, expense and discretion, to assume and continue the obligations of Prosecution or Maintenance of such Patent Rights, upon request by Licensee, Licensor shall execute and deliver such documents and perform such acts as may be reasonably necessary to effect assignment of all right, title and interest in and to such Patent Rights to Licensee, subject to any outstanding rights or licenses granted prior to such assignment, without further consideration from Licensee.

4.3 In the event that letters patent are issued or granted based on any patent application so assigned in accordance with Section 4.2, Licensee shall restrict its practice of such letters patent to making, having made, using, offering for sale, and selling products covered by the claims of such letters patent and hereby grants to Licensor an exclusive, license, with the right to sublicense, under such letters patent to make, have made, use, offer for sale and sell any products covered by the claims of such letters patent within the Protected Business and, except where the context otherwise requires, on such other terms as the Patent Rights provided in this Agreement, as if such Patent Rights included such letters patent, Licensor as the Licensee hereunder with respect to such letters patent and Licensee as the Licensor hereunder with respect to such letters patent.

5. INFRINGEMENT BY THIRD PARTIES

5.1 Each party shall promptly give notice to the other of any actual or potential infringement of any Patent Right by any third party that becomes known to such first-mentioned party. Licensor shall have the first right to take such action it determines, in its sole discretion, to be necessary to terminate or prevent any actual or potential infringement of such Patent Right.

6.  ROYALTY

Section 6.0. Royalty. In consideration for the Exclusive Rights under the United American, Inc. Patents granted in this agreement (a), Licensee shall pay to United American, Inc. a total royalty in the amount of 1.5% of all goods sold during the term of this agreement.

6.1. In consideration of the rights granted herein Licensee shall pay Licensor a royalty of 1.5% of the Licensed Products Revenue ("Running Royalties").

6.2. For the purpose of timing of payments, a Licensed Product shall be considered sold when Licensed Product Revenues are actually received and non- refundable.

6.3. If Licensee sells or otherwise transfers Licensed Products to an other licensee who pays content royalties to Licensor, then no royalties shall be due on such Licensed Products provided that Licensee is not aware or has no reason to be aware that such other licensee is re-selling or otherwise re-distributing such Licensed Products for the purpose of avoiding royalties hereunder.

6.4. Within thirty (30) days after the end of each calendar half year ending on June 30 or December 31, commencing on the half year containing the Effective Date, Licensee shall pay Licensor the greater of either (a) the Running Royalties accrued during such calendar half year. Licensee shall provide Licensor with a report certified by Licensee's chief financial officer or the chief financial officer's designate (the "Royalty Report"), which includes:

6.4.1. the number of sold Licensed Products during the calendar half year even if this number is zero;

6.4.2. the Running Royalties owed on such sold Licensed Products.

6.4.3. the amount of Licensee's payment accompanying the Royalty Report;

6.4.4. any other information that the Licensor and Licensee deem reasonable to ensure the Licensee is complying with this Agreement.

6.5. Payments to Licensor shall be made by wire transfer to the bank and account indicated by Licensor.

6.6. Licensor will credit to Licensee any overpayment of royalties made in error if such error is identified and fully explained by written notice to Licensor during the term of this Agreement.

6.7. Time is of the essence with respect to all payments required hereunder.

6.8. All dollar amounts in this Agreement refer to United States dollars unless otherwise indicated. Any conversion to United States dollars shall be at the prevalling rate for bank cable transfers as quoted for the last day of such semiannual period by the Wall Street Journal.

6.9. Overdue payments shall be subject to a late payment charge calculated at an annual rate of three percent (3%) over the prime rate or successive prime rates (as posted in the Wall Street Journal) during the delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

7. BOOKS AND RECORDS

7.1. During the Term of this Agreement and for a period of six (6) years thereafter, Licensee shall keep complete, full, and accurate books and records of all information which may be required by Licensor in order to confirm the accuracy of Licensee's reports and payments. Licensor shall have the right to have a professionally registered accountant inspect such books and records of Licensee to the extent necessary to verify their accuracy and that of other statements provided for herein; provided however, that such activity shall be made during regular business hours upon reasonable notice and Licensee may not be audited more than once in any calendar year. Any royalty statement that is not audited and specifically disputed by Licensor within two (2) years after issuance shall be deemed to be binding and conclusive on Licensor. Such accountant shall not reveal any information to Licensor other than what is required to be reported under this Agreement, unless the accountant is ordered to disclose additional information by a court of competent jurisdiction. The cost of the examination shall be paid by Licensor unless the inspection reveals that the total amount owed for the period under audit is greater than five Percent (5%) of the amounts reported, in which case Licensee shall pay the reasonable out-of-pocket costs of the inspection and collection.

7.2. Licensee shall be responsible for and shall pay any tax, duty, levy, customs fee, or similar charge ("Taxes"), including interest and penalties thereon, however designated, imposed on it as a result of the operation or existence of this Agreement except for withholding and other Taxes based on Licensor's net income, which the Parties acknowledge that Licensee may be required to withhold or deduct from payments to Licensor.

8. CONFIDENTIALITY

8.1 "Confidential Information" shall include any information disclosed by one Party ("Discloser") to the other Party ("Recipient"), and marked as confidential, proprietary or with similar designation, or confirmed in writing as such within 30 days after disclosure, including but not limited to Royalty Reports, source code, specifications, designs, plans, drawings.

9.  BREACH AND REMEDIES FOR BREACH

(a) If either party commits a material breach of any provision of this License Agreement and fails to correct such breach within thirty (30) days after written notice from the other party, neither party shall have the right to terminate this agreement or to suspend its performance hereunder and this Agreement shall not be terminable, but such party shall have available all other legal and equitable remedies to which it may be entitled.

(b) Without limiting the foregoing, each party recognizes that irreparable injury will result from a breach of any provision of this Agreement not curable solely by the payment of money damages and that money damages will be inadequate to fully remedy such injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, either party, in addition to any other remedies available to it, will be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling performance of any obligations which, if not performed, would constitute a breach. Nothing contained in this agreement is intended to limit the rights of either party to seek or any court to enter any lawful form of equitable relief or any available provision of such relief ordered by the court, other than termination of this Agreement.

10. DUTY OF DILIGENCE

LICENSEE shall exercise reasonable due diligence to affect the introduction of Licensed Products into the commercial market as soon as practical. LICENSEE agrees to develop and exploit Licensed Products with reasonable diligence by marketing and sales of Licensed Products for the duration of the term of this Agreement. LICENSEE further agrees to maintain quality control over Licensed Products.

11.  RIGHTS, OBLIGATIONS AND ASSIGNMENTS.

The rights and obligations of LICENSOR and LICENSEE under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of each, as the case may be.  LICENSEE may assign this Agreement at any time.

12.  INDEMNIFICATION

LICENSOR will indemnify, defend and hold LICENSEE harmless from and against any and all liability, loss, damage, cost or expense (including court costs and attorney’s fees) arising in connection with LICENSORS patents that are incurred as a result of the gross negligence or willful misconduct of LICENSOR.

13.  ENTIRE AGREMENT

This Agreement embodies the entire understanding between the parties hereto pertaining to the subject matter hereof, and supersedes all prior written or verbal agreements and understandings of the parties in connection therewith.  Any amendments, revisions or extensions of this Agreement will be valid only if made in writing, duly executed by each of the parties hereto.

14. SEVERABILITY

If any of the provisions of this Agreement will for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment will not affect, impair, or invalidate the remainder of this Agreement, but will be confirmed in its operation to the provision of this Agreement directly involved in the controversy in which such judgment will have been rendered.

15.  APPLICABLE LAW

This Agreement will be governed, interpreted and construed in accordance with the laws of the state of New York applicable to agreements entered into and to be performed entirely therein.  Any suit, action or proceeding with respect to this Agreement will be brought exclusively in the state courts of the state of New York or in the federal courts of the United States, which are located in New York, New York.  The parties hereto hereby agree to submit to the jurisdiction and venue of such courts for the purposes hereof.  Each party agrees that, to the extent permitted by law, the losing party in a suit, action or proceeding in connection herewith will pay the prevailing party its reasonable attorneys fees incurred in connection therewith.

16.  HEADING

Captions and headings contained in this Agreement are for reference purposes only, and will not affect the interpretation or meaning of the Agreement.

17. WARRANTY.

LICENSOR and LICENSEE each hereby warrant that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is a valid, binding and enforceable against the parties hereto.

18.  SEVERABILITY

If any term, covenant or provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the same will not affect the remainder of such term, covenant or provision, any other terms, covenants or provisions or any subsequent application of such term, covenant or provision which will be given the maximum effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision, or portion thereof.  In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there will be added as part of this Agreement a term, covenant or provision as similar in terms to such invalid, illegal or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal and enforceable.

Agreed to and accepted August 14, 2009

CHRISTOPHER GLOVER

By:  /s/ Christopher Glover
Christopher Glover, President and Director of

Flameret, Inc.

Agreed to and accepted August 14, 2009

UNITED AMERICAN, INC.

By:  /s/ S.J Allwork
S.J Allwork,  President of

United American, Inc.